                                                                   Exhibit 99.1
                              COGNOS INCORPORATED

                      MANAGEMENT DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-CANADIAN
                                  SUPPLEMENT
          (in United States dollars, and in accordance with CDN GAAP)

The following Management's Discussion and Analysis of Financial Condition and Results of Operations-Canadian Supplement ("Canadian Supplement") should be read in conjunction with our Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") included in Item 2 of this Quarterly report. The Canadian Supplement should also be read in conjunction with the unaudited Consolidated Financial Statements and Notes prepared in accordance with U.S. GAAP (included in Item 1), the unaudited Consolidated Financial Statements and Notes prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP")(included as exhibit 99) and the audited Consolidated Financial Statements and Notes included in the Corporation's Annual Information Form for the fiscal year ended February 28, 2001.

The following contains forward-looking statements and should be read in conjunction with the factors set forth in the "Certain Factors That May Affect Future Results" section of the MD&A in Item 2 of this quarterly report. All dollar amounts in this Canadian Supplement are in thousands of United States dollars unless otherwise stated. The Canadian Supplement has been prepared by management to provide an analysis of the material differences between Canadian GAAP and U.S. GAAP on Cognos Incorporated financial condition and results of operations.

RESULTS OF OPERATIONS

                                                  THREE MONTHS     NINE MONTHS
                                                 ENDED NOVEMBER  ENDED NOVEMBER
                                                       30,             30,
                                                 --------------- ---------------
                                                  2001    2000    2001    2000
                                                 ------- ------- ------- -------
Income before taxes--U.S. GAAP.................. $18,846 $20,094 $13,175 $59,670
Income before taxes--Canadian GAAP.............. $18,025 $24,089 $11,074 $62,960
Income tax provision--U.S. GAAP................. $ 5,560 $ 6,467 $ 3,887 $17,548
Income tax provision--Canadian GAAP............. $ 5,957 $ 8,697 $ 5,441 $21,210
Net Income per share diluted--U.S. GAAP......... $  0.15 $  0.15 $  0.10 $  0.46
Net Income per share diluted--Canadian GAAP..... $  0.13 $  0.17 $  0.06 $  0.45

                                                                   Exhibit 99.1
                              COGNOS INCORPORATED

                      MANAGEMENT DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-CANADIAN
                                  SUPPLEMENT
          (in United States dollars, and in accordance with CDN GAAP)

Acquired in-process technology

Canadian GAAP requires capitalization of the value assigned to acquired in-process technology and amortization of this value over its estimated useful life. Under U.S. GAAP, this value is written off immediately. The impact of this difference was to decrease net income before taxes by $1.9 million for the three months ended November 30, 2001 and to increase net income before taxes by $1.2 million for the three months ended November 30, 2000, compared to U.S. GAAP. For the nine month period ended November 30, 2001 the impact of this difference was to decrease net income before taxes by $5.8 million as compared to a decrease in net income before taxes of $2.1 million for the nine months ended November 30, 2000.

Investment tax credits

Canadian GAAP requires that investment tax credits be deducted from operating expense. Under U.S. GAAP, these amounts are to be deducted from the income tax provision. The impact of this difference was to increase net income before taxes and the income tax provision by $1.1 million for the three months ended November 30, 2001 and $2.8 million for the quarter ended November 30, 2000, compared to U.S. GAAP. For the nine month period ended November 30, 2001 the impact of this difference was to increase net income before taxes and the income tax provision by $3.7 million as compared to a increase in net income before taxes and the income tax provision of $5.4 million for the nine months ended November 30, 2000.

Deferred income taxes related to acquired in-process technology

The above noted difference related to the capitalization of in-process technology created an additional deferred income tax liability on the Canadian GAAP balance sheet as the capitalization of the in-process technology created a temporary difference. The amortization of this balance decreased the Canadian GAAP income tax provision by $0.7 million for the quarter ended November 30, 2001 and decreased the income tax provision by $0.6 million for the three months ended November 30, 2000. For the nine month period ended November 30, 2001, the amortization of this balance decreased the Canadian GAAP income tax provision by $2.1 million as compared to a decrease in the income tax provision by $1.7 million for the nine months ended November 30, 2000.

                                      36